Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of PartnerRe Ltd. for the registration of preference shares, debt securities and debt security guarantees and to the incorporation by reference therein of our reports dated March 20, 2019, with respect to the consolidated financial statements and the financial statements schedules of PartnerRe Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

May 23, 2019